KPMG LLP

Suite 1400

55 Second Street

San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm

The General Partner

Lake Como Convertible Bond Fund, L.P.

We consent to the use of our report dated April 17, 2018, except for the schedule of investments, Note 1 and Note 8, as to which the date is October 31, 2019, in the registration statement (No. 033-11905) on Form N1-A of Mutual Fund and Variable Insurance Trust, with respect to the statement of assets and liabilities, including the schedule of investments of Lake Como Convertible Bond Fund, L.P. as of December 31, 2017, and the related statements of operations and changes in partners’ capital for the period from March 1, 2017 (commencement of operations) through December 31, 2017, and the related notes to the financial statements.

San Francisco, California November 22, 2019

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.